Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL 2015 SECOND QUARTER

Second Quarter EPS In-Line with Company Model

•	Net Earnings per Diluted Share Increased to $1.21
•	Net Sales Increased by Approximately 1.7%; 2.2% on a Constant Currency Basis
•	Comparable Sales Increased by Approximately 0.7%; 1.1% on a Constant Currency Basis
•	Continues to Model Fiscal 2015 Full Year Net Earnings per Diluted Share to be Between a Relatively Flat and a Mid-Single Digit Percentage Increase
•	Board of Directors Authorizes a New $2.5 Billion Share Repurchase Program

UNION, New Jersey, September 24, 2015 --- Bed Bath & Beyond Inc. today reported financial results for the second quarter of fiscal 2015 ended August 29, 2015.

Fiscal 2015 Second Quarter and Six Months Results

For the second quarter of fiscal 2015, the Company reported net earnings of $1.21 per diluted share ($201.7 million) compared with $1.17 per diluted share ($224.0 million) for the second quarter of fiscal 2014. Net sales for the second quarter of fiscal 2015 were approximately $2.995 billion, an increase of approximately 1.7% from net sales of approximately $2.945 billion reported in the second quarter of fiscal 2014. Net sales on a constant currency basis increased by approximately 2.2% for the second quarter of fiscal 2015. Comparable sales in the second quarter of fiscal 2015 increased by approximately 0.7%, compared with an increase of approximately 3.4% in last year’s fiscal second quarter. Comparable sales on a constant currency basis increased by approximately 1.1% for the second quarter of fiscal 2015.

For the fiscal six months ended August 29, 2015, the Company reported net earnings of $2.13 per diluted share ($360.1 million) compared with $2.09 per diluted share ($411.0 million) in the corresponding period a year ago. Net sales for the fiscal six months of 2015 were approximately $5.734 billion, an increase of approximately 2.4% from net sales of approximately $5.602 billion in the corresponding period a year ago. Net sales on a constant currency basis increased by approximately 2.7% for the fiscal six months. Comparable sales for the fiscal six months of 2015 increased by approximately 1.4%, compared with an increase of approximately 2.0% in last year’s fiscal six months. Comparable sales on a constant currency basis increased by approximately 1.8% for the fiscal six months of 2015.

Linen Holdings is excluded from the comparable sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.

Share Repurchase Program

The Company is pleased to announce that its Board of Directors has authorized a new $2.5 billion share repurchase program. The Company is currently planning that the new share repurchase program will commence after completion of the existing share repurchase program. During the second quarter of fiscal 2015, the Company repurchased approximately $194 million of its common stock, representing approximately 2.9 million shares, under its existing share repurchase program. As of August 29, 2015, the remaining balance of the existing share repurchase program was approximately $305 million. Since 2004 through the second quarter of 2015, the Company has returned more than $9.1 billion to its shareholders through share repurchases.

“We are pleased that we have been able to make significant investments in people and technology to position our Company for continued successful growth in the ever evolving retail environment, while at the same time, returning value to our shareholders through share repurchases,” said Steven Temares, Chief Executive Officer and Member of the Board of Directors. “Our Board authorized this new share repurchase program based upon its continued confidence in our Company’s long-term growth potential, financial outlook and cash flow generation, and it is anticipated that this $2.5 billion share repurchase program will be funded from current cash and future cash flows. That said, our Company’s Board of Directors continues to review our capital structure on an ongoing basis.”

Fiscal 2015 Financial Model

Net earnings per diluted share continue to be modeled to be between a relatively flat and a mid-single digit percentage increase for the fiscal full year. For the third quarter of fiscal 2015, the Company is modeling net earnings per diluted share to be approximately $1.14 to $1.21, compared to $1.23 in the prior year period. This modeled range would result in year-over-year net earnings per share growth of approximately 5% to 11%, after taking into account the impact of certain non-comparable items. Based on the modeled diluted weighted average shares outstanding for the fiscal third quarter of 2015, these non-comparable items, totaling about $0.15, are: the non-recurring favorable credit card fee litigation settlement that occurred in the third quarter of fiscal 2014; the significantly lower net after tax benefits that are planned in the third quarter of fiscal 2015 as compared to fiscal 2014 due to distinct tax events; and a modeled unfavorable foreign currency rate impact in the third quarter of fiscal 2015. Comparable sales are modeled to increase between 1.0% and 3.0% for the third and fourth quarters of fiscal 2015. The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s second quarter of fiscal 2015 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

The Company operates websites at bedbathandbeyond.com, worldmarket.com, buybuybaby.com, christmastreeshops.com, harmondiscount.com, and ofakind.com. As of August 29, 2015, the Company had a total of 1,520 stores, including 1,023 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 270 stores under the names of World Market, Cost Plus World Market or Cost Plus, 99 buybuy BABY stores, 78 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 50 stores under the names Harmon or Harmon Face Values. During the fiscal second quarter, the Company opened two Bed Bath & Beyond stores, three buybuy BABY stores and one Cost Plus World Market store. In addition, the Company is a partner in a joint venture which operates six stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s growth; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554

BED BATH & BEYOND INC. AND SUBSIDIARIES

 Consolidated Statements of Earnings

 (in thousands, except per share data)

  (unaudited)

	Three Months Ended		Six Months Ended

	August 29, 2015	August 30, 2014	August 29, 2015	August 30, 2014

Net sales	$2,995,469	$2,944,905	$5,733,964	$5,601,603

Cost of sales	1,854,519	1,810,860	3,548,881	3,436,673

Gross profit	1,140,950	1,134,045	2,185,083	2,164,930

Selling, general and administrative expenses	790,756	765,304	1,561,620	1,495,488

Operating profit	350,194	368,741	623,463	669,442

Interest expense, net	25,053	9,528	44,954	11,622

Earnings before provision for income taxes	325,141	359,213	578,509	657,820

Provision for income taxes	123,463	135,260	218,380	246,815

Net earnings	$201,678	$223,953	$360,129	$411,005

Net earnings per share - Basic	$1.22	$1.18	$2.16	$2.11
Net earnings per share - Diluted	$1.21	$1.17	$2.13	$2.09

Weighted average shares outstanding - Basic	165,024	189,625	166,898	194,622
Weighted average shares outstanding - Diluted	166,633	191,496	168,883	196,796

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 29, 2015	August 30, 2014

Assets

Current assets:
Cash and cash equivalents	$667,563	$1,226,627
Short term investment securities	28,905	59,999
Merchandise inventories	2,875,417	2,758,726
Other current assets	426,007	406,607

Total current assets	3,997,892	4,451,959

Long term investment securities	70,501	92,383
Property and equipment, net	1,669,951	1,576,912
Goodwill	487,139	486,279
Other assets	425,823	426,727

	$6,651,306	$7,034,260

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,196,798	$1,258,568
Accrued expenses and other current liabilities	428,464	407,178
Merchandise credit and gift card liabilities	317,247	294,658
Current income taxes payable	60,690	46,494

Total current liabilities	2,003,199	2,006,898

Deferred rent and other liabilities	492,780	487,425
Income taxes payable	87,059	100,758
Long term debt	1,500,000	1,500,000

Total liabilities	4,083,038	4,095,081

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 337,560 and 335,904 shares, respectively;
outstanding 166,892 and 185,239 shares, respectively	3,376	3,359
Additional paid-in capital	1,849,677	1,560,126
Retained earnings	9,913,505	9,006,907
Treasury stock, at cost; 170,668 and 150,665 shares, respectively	(9,147,228)	(7,620,595)
Accumulated other comprehensive loss	(51,062)	(10,618)

Total shareholders' equity	2,568,268	2,939,179

	$6,651,306	$7,034,260

Certain reclassifications have been made to the fiscal 2014 consolidated balance sheet to conform to the fiscal 2015 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended

	August 29, 2015	August 30, 2014

Cash Flows from Operating Activities:

Net earnings	$360,129	$411,005
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	127,113	117,471
Stock-based compensation	33,859	33,760
Excess tax benefit from stock-based compensation	(10,331)	(8,081)
Deferred income taxes	(10,798)	(26,086)
Other	1,169	(756)
Increase in assets:
Merchandise inventories	(147,486)	(178,592)
Trading investment securities	(2,134)	(5,209)
Other current assets	(56,272)	(28,839)
Other assets	(6,782)	(2,174)
Increase in liabilities:
Accounts payable	81,421	195,364
Accrued expenses and other current liabilities	18,115	21,196
Merchandise credit and gift card liabilities	11,356	10,373
Income taxes payable	1,174	1,865
Deferred rent and other liabilities	8,800	3,683

Net cash provided by operating activities	409,333	544,980

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(16,873)	(84,367)
Redemption of held-to-maturity investment securities	126,875	513,750
Capital expenditures	(160,805)	(155,300)

Net cash (used in) provided by investing activities	(50,803)	274,083

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	7,879	9,704
Proceeds from issuance of senior unsecured notes	-	1,500,000
Payment of deferred financing costs	-	(10,157)
Prepayment under share repurchase agreement	-	(165,000)
Excess tax benefit from stock-based compensation	10,331	8,081
Repurchase of common stock, including fees	(579,296)	(1,303,260)

Net cash (used in) provided by financing activities	(561,086)	39,368

Effect of exchange rate changes on cash and cash equivalents	(5,455)	1,680

Net (decrease) increase in cash and cash equivalents	(208,011)	860,111

Cash and cash equivalents:
Beginning of period	875,574	366,516
End of period	$667,563	$1,226,627

Certain reclassifications have been made to the fiscal 2014 consolidated statement of cash flows to conform to the fiscal 2015 consolidated cash flows presentation.